                                                                     EXHIBIT 5.1

                         [O'MELVENY & MYERS LETTERHEAD]




                                    October
                                    30th
                                    1 9 9 5





(213) 669-6000

                                                                    815,040-023
                                                                   LA1-682372.V1

Southwest Gas Corporation
5241 Spring Mountain Road
Las Vegas, Nevada 89102

                 Re: 9.125% Trust-Originated Preferred Securities of Southwest Gas Capital I

Ladies and Gentlemen:

                 At your request, we have examined the Registration Statement on Form S-3, File No. 33-62143, as amended by Amendment No. 1 filed by Southwest Gas Corporation (the "Company") and Southwest Gas Capital I (the "Trust") with the Securities and Exchange Commission on August 25, 1995 and October 6, 1995, respectively (the "Registration Statement"), the Prospectus dated October 24, 1995 (the "Prospectus") and the Prospectus Supplement dated October 26, 1995 ("Prospectus Supplement") relating to the registration of 9.125% Trust-Originated Preferred Securities of the Trust (the "Preferred Securities"), the 9.125% Subordinated Deferrable Interest Note of the Company (the "Subordinated Note") and the guarantee of Preferred Securities of the Trust, including certain back-up undertakings (the "Guarantee"). We are familiar with the proceedings heretofore taken by the Company and the Trust in connection with the authorization, registration, issuance and sale of the Preferred Securities, the Subordinated Note and the Guarantee.

                 Based on the foregoing, it is our opinion that:

                 1. The Subordinated Note will, upon the execution, delivery and payment therefor by the Trust and the authentication thereof by Harris Trust and Savings Bank, as Trustee, constitute the legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by similar laws relating to or affecting creditors' rights generally
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Page 2 - Southwest Gas Corporation - October 30, 1995

         (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

                 2. The Guarantee will, upon the execution thereof and the issuance and sale of the Preferred Securities and other securities to be issued in connection therewith in the manner referred to in the Prospectus and Prospectus Supplement, constitute the legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and by the unenforceability under certain circumstances of waivers of rights granted by law where the waivers are against public policy or prohibited by law.

                 We consent to the inclusion of this opinion in the Current Report on Form 8-K dated October 26, 1995 which is incorporated by reference in the Registration Statement, Prospectus and Prospectus Supplement.


                                          Respectfully submitted,

                                          O'MELVENY & MYERS